 FOR IMMEDIATE RELEASE

INNOPHOS TO MAKE OPTIONAL DEBT PREPAYMENT

CRANBURY, New Jersey - (September 11, 2007) - Innophos Holdings, Inc. (NASDAQ:  "IPHS"), a leading North American specialty phosphates producer, today announced its Innophos, Inc. subsidiary will make an optional $7.6 million prepayment on its senior secured bank term facility.  Innophos notified the agent for the facility that it intended to make the payment on September 28, 2007.

"Innophos made the same level of voluntary prepayment in the first quarter, and expended a similar amount to in-source its Pharma commercial operations in the second quarter" said Richard Heyse, Chief Financial Officer of Innophos.  "With this payment, we will be on track to meet our 2007 optional debt prepayment target of $20 - $25 million.  We anticipate completing our $16 million cogeneration project in the fourth quarter, and with lower associated capital expenditure requirements anticipated for next year, we will be targeting increased voluntary debt prepayments during 2008."

On June 30, 2007, Innophos' bank term loan balance was $140.5 million.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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About Innophos, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

SOURCE Innophos Holdings, Inc.

Investor Relations: (609) 366-1299
investor.relations@innophos.com

Public Relations: Alex Stanton - Stanton Crenshaw Communications, (212) 780-1900

alex@stantoncrenshaw.com